                                                                  EXHIBIT 10.36



                              EMPLOYMENT AGREEMENT


       This Employment Agreement is entered into by and between Tim Donahue ("Executive") and Nextel Communications, Inc., a Delaware Corporation ("Employer"), to be effective on and as of February 1, 1996.

                                   WITNESSETH:

       WHEREAS, Employer is engaged in the business of acquiring and operating 800-900 MHz wireless business including trunked and conventional specialized Mobile Radio ("SMR") licenses and facilities, community repeater facilities, enhanced digital mobile SMR communications systems, and related assets (the "SMR Business");

       WHEREAS, Executive has skills and experience in wireless telephony generally and the SMR Business specifically, and with the technology associated with each; and

       WHEREAS, Employer desires to obtain Executive's services for the conduct of its SMR Business, and Executive desires to be employed in such SMR Business by and for Employer;

       NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

       1. Employment. Employer hereby employs Executive as the President and Chief Operating Officer of Employer and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

       2.     Duties.

       a. Executive shall perform his services as President and Chief Operating Officer, under the supervision of the Chairman and Chief Executive Officer and the Operations Committee of the Board of Directors (the "Operations Committee")) of Employer and within the framework of the policies and objectives of Employer. In such capacity, Executive (i) shall exercise general day-to-day supervisory responsibility and operational and management authority over Employer and its domestic officers and executives and all of its controlled affiliates in the United States and their respective officers and executives,
(ii) shall provide advice and input to members of Employer's Board of Directors and the Operations Committee and shall, at their request, attend all meetings of the Board and the Operations Committee for that purpose, and (iii) shall perform such other duties as may be assigned to him from time to time by the Board of Directors or by the Chairman, or the Operations Committee consistent with the typical duties of such positions.

       b. Executive shall devote his entire business time, attention and energies to the performance of his duties and functions under this Employment Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder. Executive shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever which conflict with the objectives of Employer's SMR Business during the term of his employment hereunder.

       c. Employer shall furnish Executive with such facilities at Employer's corporate headquarters location and services as are suitable to his position and adequate for the performance of his duties and functions hereunder. It is understood that Executive's "home base" location shall be at Employer's principal Executive officers, which currently are located in Rutherford, New Jersey, but are to be relocated to the Washington, D.C. area during 1996, or any other location to which Employer shall determine to relocate, subject, however, to the provisions of paragraph 10(c).

       3. Term. The term of this Employment Agreement shall commence on the effective date hereof and, unless terminated earlier pursuant to paragraph 10 hereof, shall continue until February 1, 1999 (the "Initial Term"), and thereafter shall automatically continue unless and until such time as (i) either party hereto notifies the other, upon twelve (12) months prior written notice served no earlier than February 1, 1999, that this Employment Agreement will be terminated at the expiration of such twelve-month notice period, or (ii) Executive's employment is otherwise terminated pursuant to paragraph 10 hereof (the "Extended Term") (the Initial Term, together with the Extended Term, if any, being referred to herein as the "Employment Term").

       4. Compensation. Employer shall pay to Executive, as compensation for the services agreed to be rendered by Executive hereunder, the following:

       a. Base Salary. During the Employment Term, the Company shall pay to Executive a salary of $275,000 per annum; provided that the amount of such base salary may, in Employer's sole discretion, be reviewed and adjusted by Employer from time to time during the Employment Term in light of the conditions then existing and the services then being rendered by Executive, in which case Executive's base salary shall be such higher amount as may be determined by Employer (such annual base salary, as in effect from time to time, being referred to herein as the "Base Salary"). The Base Salary shall be payable in accordance with Employer's normal payroll schedule, less appropriate deductions for federal, state and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive.

       b. Commencement Bonus. In addition to the Base Salary, Executive shall receive a commencement bonus (the "Commencement Bonus") of $300,000. The Commencement Bonus, less appropriate deductions for federal, state, and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive, shall be paid within thirty (30) days after the execution hereof by Employer and Executive.

       c. Annual Performance Bonus. In addition to the Base Salary, Executive shall be entitled to receive an annual performance bonus (the "Annual Bonus") for each year of service (or any part thereof in the event of termination of Executive's employment hereunder, in which case the Annual Bonus shall be prorated for such partial year) during the Employment Term (each such year or any partial such year being referred to as an "Annual Bonus Period"), in such amount, if any, as may be determined by the Operations Committee and/or the Board of Directors in their discretion; provided that, for the first Annual Bonus Period of the Initial Term, the Annual Bonus shall be in an amount equal to 75% of the Base Salary payable during such Annual Bonus Period. Each Annual Bonus shall be payable in accordance with Employer's normal annual bonus payment schedule, less appropriate deductions for federal, state, and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive.

       d. Long Term Performance Bonus. Subject to the provisions of paragraph 10, Executive shall be entitled to receive a performance bonus in the amount $1,600,000 (the "Long-Term Bonus"), to be paid on such date as may be designated by Executive pursuant to the following sentence, which day shall be a normal business day of Employer that is not earlier than January 31, 1999 and not later than January 3, 2000. Not later than seven days prior to the requested payment date, Executive shall elect, by irrevocable written notice to Employer (the "Bonus Election Notice"), either (i) to accept payment of such Long-Term Bonus in cash, in which case (A) the Long-Term Bonus shall be payable to Executive on the requested payment date, less appropriate deductions for federal, state and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive, and (B) all of the Tranche II Options (as described in Annex A attached hereto) automatically shall expire and be canceled upon delivery of such notice; or (ii) to waive his right to receive payment of the Long-Term Bonus, in which case (C) all of the Tranche II Options automatically shall vest and thereafter remain in full force and effect in accordance with their terms and (D) thereupon all of Executive's rights or claims to receive the Long-Tem Bonus shall terminate. If Executive fails to deliver the Bonus Election Notice to Employer by

December 27, 1999, Executive shall be deemed to have made the election described in the foregoing clause (ii).

       e. Loan. In the event the currently outstanding, interest-free loan made by AT&T to Executive ("AT&T Loan") is not forgiven or otherwise paid other than by Executive, a subsidiary of Employer will, upon Executive's prior written request, make an interest-free loan to Executive in the amount of $400,000 for the purpose of repaying the AT&T Loan (the "Nextel Loan"). To the extent federal, state or local income taxes are payable by Executive with respect to any imputed interest on the Nextel Loan, Employer shall, prior to the date any such income tax is payable by Executive, promptly make an additional lump sum payment in cash to Executive in an amount sufficient to make Executive whole with respect to all such taxes attributable to any such imputed interest on the Nextel Loan. The entire outstanding principal amount of the Nextel Loan shall be due and payable on the earlier to occur of (i) the fifth anniversary of the date of this Agreement; or (ii) if this Employment Agreement shall be terminated by Employer as permitted pursuant to subparagraph 10(b), or by Executive other than as permitted pursuant to subparagraph 10(c), in either case prior to such five-year anniversary date, the Nextel Loan shall be immediately due and payable in full by Executive to the Nextel subsidiary upon such termination; provided that, if Executive's employment hereunder is continuing on such five-year anniversary date, the entire outstanding principal amount of the Nextel Loan shall be forgiven by the Nextel subsidiary on such date; and provided further that if Executive's employment is terminated by Employer other than for Cause (as defined in subparagraph 10(b)) prior to the fifth anniversary of the effective date of this Agreement, a fraction of the Nextel Loan shall be forgiven by the Nextel subsidiary, the numerator of which fraction shall be the number of entire months that have elapsed from the effective date of this Agreement to the effective date of such termination, and the denominator of which fraction shall be sixty (60). The Nextel Loan shall be secured by a second mortgage on the residence of Executive currently located in the Washington, D.C. area.

       f. Options. Effective on and as of January 22, 1996 (the date on which the Operations Committee approved Executive's employment on the terms and conditions set forth herein), the Compensation Committee of the Board of Directors of Employer authorized the grant to Executive, pursuant to Employer's Incentive Equity Plan, of options to acquire 400,000 shares of Employer's Class A voting common stock on the terms set forth in Annex A hereto (the "Original Options"). Promptly following the effective date hereof, Employer shall take or cause to be taken such other or further actions as may be necessary in order to effectuate such grant of the Options to Executive. From time to time during the Employment Term, Employer in its sole discretion, may grant Additional Options to Executive ("Additional Options"). Except as otherwise provided herein, the terms and conditions of such Additional Options shall be as determined by Employer in its sole discretion. Such Additional Options together with the Original Options shall be referred to collectively herein as the "Options."

       5. Benefits. During the Employment Term, Executive shall be entitled to participate in all group health, major medical, pension and profit sharing, 401(k) and other benefit plans maintained by Employer and provided generally to its executive officers, on the same terms as apply to participation therein by management generally. Further, during the Employment Term, Executive shall be entitled to participate in all fringe benefit programs and shall receive all perquisites if and to the extent that Employer establishes and makes available to management generally, including, but not limited to, Employer-paid long-term disability insurance and life insurance coverage.

       6. Expenses. During the Employment Term, Employer shall reimburse Executive for all reasonable travel, entertainment and other business expenses incurred or paid by Executive in performing his duties and functions hereunder. In particular, Employer agrees to provide Executive with $73, 613 in moving expenses in connection with Executive's required relocation to the Washington D.C. area for the real estate commission, real estate transfer taxes and attorneys' fees in connection with the sale of Executive's home in New Jersey and the loan origination fee and other closing fees in connection with the purchase of a new residence in the Washington D.C. area. Additionally, Employer agrees to reimburse Executive for reasonable attorneys fees in connection with the preparation of this Agreement not to exceed $5,000.

       7. Vacations. In addition to such holidays, sick leave and personal time off as is allowed under the policies of Employer to management generally, Executive shall be entitled during each twelve-month period during the Employment Term to twenty (20) days of vacation, with full pay. The duration of such vacations and the time or times when they shall be taken will be determined by Executive in consultation with Employer. Such vacation time shall be accrued at a uniform rate during each such twelve-month period and shall, to the extent unused during any such twelve-month period, be carried over to succeeding twelve-month periods; provided, however, that the maximum amount of vacation that Executive may accrue and carry forward in any twelve-month period is ten
(10) days of vacation time. In addition to such other amounts as may be payable pursuant to paragraph 10 below, Executive shall receive, within thirty days after his employment hereunder terminates for any reason a payment (based on Executive's Base Salary in effect at the time of such termination of employment) for all of Executive's then accrued but unused vacation time.

       8. Non-Competition. During the Employment Term and (except as provided in paragraph 10 herein) for a period of two years thereafter, Executive shall not enter into or participate in any business competitive to the SMR Business carried on by Employer; provided that this paragraph 8 shall not prohibit Executive, following the term of his employment hereunder, from engaging in any wireless telecommunications business other than SMR Business in any manner not involving a breach of Executive's obligations pursuant to paragraph 9 herein. The provisions of this paragraph 8 shall survive the expiration and/or termination of this Employment Agreement.

       9. Confidential Information. During the Employment Term and for a period of two years thereafter, Executive will not use for his own advantage or disclose any propriety or confidential information relating to the business operations or properties of Employer, any affiliate of Employer or any of their respective customer, suppliers, landlords, licensors or licensees. Upon the expiration or termination of the Employment Term, Executive will surrender and deliver to Employer all proprietary or confidential information of every kind relating to or connected with Employer and its affiliates and their respective businesses, customers, suppliers, landlord, licensors and licensees. The foregoing confidential information provisions shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the Executive; (ii) is rightfully received from any third party without restriction and without breach by Executive of this Employment Agreement; or (iii) is independently developed by Executive after the term of his employment hereunder or is independently developed by a competitor of Employer at any time. The provisions of this paragraph 9 shall survive the expiration and/or termination of this Employment Agreement.

       10.    Termination.

              a. Automatic Termination Upon Death. In the event of Executive's death during the Employment Term, Executive's employment hereunder shall be automatically terminated upon the date of death. As soon as reasonably practicable following Executive's death, Employer shall pay to Executive's estate (i) Executive's accrued but unpaid Base Salary, through the last day of the month of this death, (ii) the unpaid amount of the Long-Term Bonus, if and to the extent that Executive theretofore has submitted the Bonus Election Notice to Employer pursuant to subparagraph 4(d) electing to be paid the Long-Term Bonus, and (iii) any amount due hereunder for accrued but unused vacation time as of the date of death. If Executive's employment hereunder is terminated as a result of Executive's death at any time before he has submitted the Bonus Election Notice pursuant to subparagraph 4(d), all of Executive's rights or claims to elect to receive the Long-Term Bonus shall terminate immediately, and Executive's estate shall have the vested right to retain the Tranche II options and to exercise them in accordance with their terms.

              b. Termination by Employer. During the Initial Term, the Employer shall be entitled to terminate, without liability, Executive's employment hereunder only upon the establishment of "Cause" or the "Permanent Disability" of Executive (as those terms are defined below) by giving written notice to that effect to Executive. During any Extended Term, Employer shall be entitled to terminate, without liability, Executive's employment hereunder (i) upon the establishment of Cause or the Permanent Disability of Executive, by giving written notice to that effect to Executive, or (ii) for any other reason or for no reason upon twelve months prior written notice to Executive.

              For purposes hereof, the term "Cause" means either (1) Executive's failure to substantially perform his duties and functions as contemplated hereunder, if such failure constitutes gross neglect or willful malfeasance; (2) Executive's committing fraud or embezzlement or otherwise engaging in conduct that results in Executive being convicted of a felony; (3) Executive's acting in an intentional manner which is reasonably likely to be materially detrimental or damaging to Employer's reputation, business, operations or relations with its employees, suppliers or customers, without taking reasonable steps to remedy such actions within three (3) days after receiving written notice thereof from Employer; (4) Executive's habitual abuse of alcohol or prescription drugs or abuse of controlled substances; or (5) Executive's committing any other material breach of this Employment Agreement without taking reasonable steps to cease or remedy such breach within thirty (30) days after Executive's receipt of written notice from Employer specifically identifying the nature of and circumstances relevant to any such claimed material breach by Executive.

       For purposed hereof, the term "Permanent Disability" means: (i) Executive's failure to devote full normal working time as required herein to his employment hereunder for a period of at least 30 consecutive normal business days (or for at least a majority of the normal business days in any consecutive ninety-day period); and (ii) the existence of an illness or incapacity (either physical or mental) affective Executive which, in the reasonable opinion of a Qualified Physician, is likely to be of such character or severity that Executive would be unable to resume devoting his full normal working time as required herein to his employment hereunder for a period of at least six consecutive months. The term "Qualified Physician" means an impartial physician competent to diagnose and treat the illness or condition which Executive is believed to be suffering, selected by Employer and reasonably acceptable to Executive (or if Executive is then incapable of acting for himself, Executive's personal representative), who shall have personally examined Executive and shall have personally reviewed Executive's relevant medical records; provided Employer shall bear the costs of such Qualified Physician's services and Executive agrees to submit to an examination by such Qualified Physician and to the disclosure of Executive's relevant medical records to such Qualified Physician.

       The date upon which any termination effected pursuant to this subparagraph 10(b) shall be effective is set forth in subparagraph 10(d), and the effect of any such termination shall be as described in subparagraphs 10(c) and (f).

              c. Termination by Executive. During the Initial term, Executive shall be entitled to terminate, without liability, his employment hereunder only upon the establishment of "Good Reason" or "Constructive Termination" (as those terms are defined below) by giving written notice to that effect to Employer. During any Extended Term, Executive shall be entitled to terminate, without liability, his employment hereunder (i) upon the establishment of Good Reason or Constructive Termination by giving notice to that effect to Employer or (ii) for any other reason or for no reason upon twelve months prior written notice to Employer.

              For purposes hereof, the term "Good Reason" shall mean Executive's termination of his employment hereunder as direct result of a material relocation by Employer of the business site where Executive performs his principal job responsibilities or duties hereunder, other than the current headquarters in Rutherford, New Jersey or the planned relocation to the Washington, D.C. area.

              For purposed hereof, "Constructive Termination" shall mean Executive's termination of his employment hereunder as a direct result of (i) a reduction in Executive's initial Base Salary or in the maximum permitted Annual Bonus percentage, (ii) a material change in the nature or extent of Executive's responsibilities that is inconsistent with Executive's intended position and status hereunder, or (iii) the material breach by the Employer of any provision of this Agreement which continues without reasonable steps being taken to cure such breach for a period of 30 days after written notice thereof by Executive to Employer.

              The date upon which any termination effected pursuant to this subparagraph 10(c) shall be effective is set forth in subparagraph 10(d), and the effect of any such termination shall be as described in subparagraphs 10(f) and (g).

              d. Termination Date. In the event Executive's employment hereunder is terminated for circumstances constituting Cause, Permanent Disability, Good Reason, or Constructive Termination, such termination shall take effect upon the termination date set forth in the written notice to that effect given by Executive to Employer or by Employer to Executive, as the case may be (provided that if either party disputes the propriety of such termination, the effective date of termination shall be as established by final resolution of such dispute, whether by agreement of the parties or award of an arbitrator as contemplated herein, in favor of the propriety of such termination), and in any other case termination of Executive's employment hereunder shall take effect on the date specified in the written notice thereof delivered by Executive to Employer or by Employer to Executive, as the case may be, (the date on which any such termination takes effect being referred to herein as the "Termination Date"). Employer, at its option, may require Executive to continue to perform his duties hereunder until the Termination Date or pay to Executive such amount of compensation and benefits otherwise due hereunder in accordance with Employer's then existing salary payment schedule or in one lump sum payment.

              e. Effect of Termination by Employer For Cause. In the event Executive's employment is terminated by Employer for Cause at any time during the Employment Term, then (i) Employer shall pay to Executive (A) Executive's accrued but unpaid Base Salary through the Termination Date, and (B) any amount due hereunder for accrued but unused vacation time as of the Termination Date;
(ii) all of Executive's rights or claims to elect to receive the Long-Term Bonus or to retain the Tranche II Options pursuant to subparagraph 4(d) hereof shall terminate automatically shall expire; and (iii) notwithstanding any of the provisions of Employer's Incentive Equity Plan or of any option agreement with respect thereto to the contrary, any and all of the Options that theretofore have vested may be exercised at any time on or before the thirtieth day following such Termination Date and, if not so exercised, thereupon automatically shall be canceled.

              f. Effect of Termination for Good Reason or Upon Permanent Disability In the event Executive's employment is terminated at any time during the Employment Term by Executive in circumstances constituting Good Reason, or by Employer upon the Permanent Disability of Executive, in either case, then:

                     (A) Employer shall pay to Executive (I) Executive's accrued but unpaid Base Salary through the Termination Date, (II) an amount equal to 12 months of Executive's then existing Base Salary from the date written notice of the termination of Executive's employment is given by Employer, (III) the unpaid amount of the Long-Term Bonus, if and to the extent that Executive theretofore has submitted the Bonus Election Notice to Employer pursuant to subparagraph 4(d) electing to be paid the Long-Term Bonus, and (IV) any amount due hereunder for accrued but unused vacation time as of the Termination Date.

                     (B) Employer, at its expense, shall make all benefit payments, on behalf of Executive and Executive's dependents, for such benefits Executive otherwise would have been entitled to receive hereunder, for 12 months following the date written notice of the termination of Executive's employment is given by Employer.

                     (C) If the Termination Date occurs prior to such time as Executive shall have submitted (or have been deemed to have submitted) the Bonus Election Notice, Executive shall have the right to elect, by written notice delivered to Employer within ten days following the Termination Date, either to receive payment of the Long-Term Bonus and to forfeit the Tranche II Options (all of which shall automatically expire upon such election) or to forgo the Long-Term Bonus and retain the Tranche II Options (all of which shall vest upon such election). If Executive fails to deliver the Bonus Election Notice to Employer within such ten-day period, Executive shall be deemed to have made the election to forego the Long-Term Bonus and retain the Tranche II Options.

                     (D) With respect to any of the Options which remain unvested upon such Termination Date, notwithstanding any provision to the contrary in Employer's Incentive Equity Plan and/or any stock option agreement with respect thereto, there shall be immediate vesting of that portion of the unvested Options which would have vested within 12 months of the date written notice of the termination of Executive's employment is given by Employer. After giving effect to the foregoing sentence, any Options which remain unvested shall automatically terminate.

              g.     Effect of Wrongful or Constructive Termination

                     (i) In the event Executive's employment is terminated during the Initial Term or the Extended Term, if any, by Executive in circumstances constituting Constructive Termination, or by Employer in any circumstances other than those permitted pursuant to subparagraph 10(b), and from and after such Termination Date, (A) Executive shall not be subject to the non-competition provisions set forth in paragraph 8 hereof, and (B) Executive shall be entitled to receive the Base Salary, Long-Term Bonus (determined according to the last sentence of this clause g(i), benefits, and other treatment (including, without limitation, vesting and exercise terms for all of the Options, subject to the last sentence of this clause g(i)), which Executive reasonably would have expected to receive in the period from the Termination Date to the expiration of the Initial Term (if such Termination Date occurs more than 12 months prior to the expiration of the Initial Term) or during the 12 months following the date written notice of the termination of Executive's employment is given by Employer (if such Termination Date occurs after the Initial Term) all of which shall become effective upon the Termination Date. If the Termination Date occurs prior to such time as Executive shall have submitted (or have been deemed to have submitted) the Bonus Election Notice, Executive shall have the right to elect, by written notice delivered to Employer within ten days following the Termination Date, either to receive payment of the Long-Term Bonus and to forfeit the Tranche II Options (all of which shall automatically expire upon such election) or to forego the Long-Term Bonus and retain the Tranche II Options (all of which shall vest upon such election). If Executive fails to deliver the Bonus Election Notice to Employer within such ten-day period, Executive shall be deemed to have made the election to forego the Long-Term Bonus and retain the Tranche II Options.

                     (ii) In the event Executive's employment is terminated during the Initial Term or the Extended Term, if any, by Executive in any circumstances other than those permitted pursuant to subparagraph 10(c), Executive shall forfeit any and all rights and claims hereunder which have not theretofore vested, including any rights or claims with respect to the Long-Term Bonus and/or the Tranche II Options.

              h. Excess Parachute Payment. In the event that Employer treats any portion of Executive's payments or benefits hereunder (including, without limitation, under the foregoing subparagraphs 10(i) and (g) as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code ("Code") or any comparable provision of state or local tax law, or it is otherwise asserted (including on an audit of either Employer or Executive) that any portion of such payments or benefits is such an "excess parachute payment," Employer shall prior to the date on which any amount of excise tax (or penalty or interest) must be paid in respect thereof, promptly make an additional lump sum payment in cash to Executive in an amount sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to such payment to make Executive whole for all taxes (including withholding and social security taxes) imposed under Section 4999 of the Code, or any comparable provision of state or local tax law, with respect to the "excess parachute payment" and all associated interest and penalty amounts. Executive shall cooperate with Employer to minimize any such tax liability.

              i. Miscellaneous. In the event of any termination or attempted termination hereof: (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Employment Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the Termination Date; (iii) the terms of this Employment Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the Termination Date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to other party hereunder; and (iv) the vesting and exercise provisions set forth in Employer's Incentive Equity Plan and/or any option agreement with respect to the Options shall continue to apply except to the extent otherwise expressly provided in this paragraph 10 or in Annex A hereto.

              j. No Set-off. There shall be no right of setoff or counterclaim, in respect of any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Executive hereunder (including, without limitation, pursuant to subparagraphs 10(f) and (g) above).

       11. Injunctive Relief. It is agreed that the services of Executive are unique and that any breach or threatened breach by Executive of any provision of this Employment Agreement cannot be remedied solely by damages. Accordingly, in the event of a breach by Executive of his obligations under this Employment Agreement, Employer shall be entitled to seek and obtain interim restraints and permanent injunctive relief without proving the inadequacy of damages as a remedy, restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Employer from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the termination of the services of Executive.

       12. Arbitration. Any dispute or controversy arising out of or relating to this Employment Agreement or any claimed breach hereof shall be settled, at the request of either party, by an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association ("AAA"), with the award determined to be appropriate by the arbitrator therein to be final, non-appealable and binding on the parties hereto, and with judgment upon such award as is rendered in any such arbitration proceeding available for entry and enforcement in any court having jurisdiction of the parties hereto. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the rules of the AAA and shall be reasonably acceptable to each of the Employer and the Executive. If no such acceptable arbitrator is so appointed within 15 days after the initial request for arbitration of such disputed matter, each of the parties promptly shall designate a person qualified to serve as an arbitrator in accordance with the rules of the AAA, and the two persons so designated promptly shall select the arbitrator from among those persons qualified to serv e in accordance with the rules of the AAA. The arbitration shall be held in the city in which Employer's corporate headquarters are located at the time of the initiation of any such proceedings, or in such other place as may be agreed upon at the time by the parties. The expenses of the arbitration proceeding shall be borne by Employer, but the arbitrator's award may provide that Executive shall reimburse Employer for an equitable share of such expenses if Executive is not the prevailing party on any of the issues involved in such arbitration. The Employer shall pay for and bear the cost of its own and Executive's experts, evidence and counsel in such arbitration proceeding, but the arbitrator's award may provide that, in addition to any other amounts or relief due to Employer, Executive shall reimburse Employer on demand for all of such costs of Executive's experts, evidence and counsel initially incurred by Employer, to the extent the award finds such costs properly allocable to any issue(s) in dispute as to which the award indicates the Employer to be the prevailing party.

       13.    Indemnification.

              a. Employer shall indemnify Executive to the fullest extent permitted by Delaware law as in effect on the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Executive is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer, director, consultant, agent or Executive of the Employer or of any Employer's controlled affiliates or is or was serving as an officer, consultant director, member, Executive, trustee, agent or fiduciary of any other entity at the request of the Employer (a "Proceeding").

              b. Employer shall advance to Executive all reasonable costs and expenses incurred by him in connection with a proceeding within 20 days after receipt by Employer of a written request for such advance, accompanied by an itemized list of the costs and expenses and Executive's written undertaking to repay to Employer on demand the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

              c. The indemnification provided to Executive hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Employer's Certificate of Incorporation or Bylaws, any insurance maintained by Employer from time to time providing coverage to Executive and other officers and directors of Employer, or any separate written agreement with Executive. The provisions of this paragraph 13 shall survive any termination of this Employment Agreement.

       14. Amendment and Modification. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof. Subject to applicable law and upon the consent of the Board of Directors of Employer, this Employment Agreement may be amended, modified and supplemented by written agreement of Employer and Executive with respect to any of the terms contained herein.

       15. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Employment Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

       IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective on and as of the day and year first above written.


                                          NEXTEL COMMUNICATIONS, INC.



                                          By:     /s/Daniel F. Akerson
                                              ---------------------------
                                          Name:  Daniel F. Akerson
                                               --------------------------
                                          Title:     Chairman/CEO
                                                -------------------------
                                                   /s/Tim Donahue
                                          -------------------------------
                                                      Tim Donahue

                                     ANNEX A
                         To Employment Agreement between
                           Nextel Communications, Inc.
                     and Tim Donahue dated February 1, 1996


       The Original Options shall be granted as follows:

       Tranche 1 Options: Non-qualified options to acquire 300,000 shares of Employer Class A Common Stock awarded on January 22, 1996. The Tranche 1 Options shall vest equally over four (4) years (25% per year) on each of January 22, 1997, January 22, 1998, January 22, 1999 and January 22, 2000. The exercise price of the Tranche 1 Options is $13.50 per share (the average trading price on the date of grant).

       Tranche II Options: non-qualified options to acquire 100,000 shares of Employer's Class A Common Stock awarded on January 22, 1996. The Tranche II Options shall vest 100% upon the election of Executive to waive the Long-Term Bonus and retain the Tranche II Options pursuant to subparagraphs 4(c), 10(f) or 10(g) of the Employment Agreement. The exercise price of the Tranche II Options is $13.50 per share (the average trading price on the date of grant).

       All Tranche I Options shall, to the extent not theretofore vested in accordance with their normal terms, vest on an automatic and accelerated basis
(i) in the circumstances set forth in paragraphs 10(f) and (g) of the Employment Agreement, and (ii) upon a "change of control" as defined in the Employer Incentive Equity Plan (such definition of change of control to include, without limitation, the acquisition of 51% or more of the outstanding voting stock of Employer by a person or related group as defined in Rule 13(d)(3) of the 1934
Act) or (iii) if the Operations Committee ceases to exist, representatives of Digital Radio L.L.C. cease to control the Operations Committee, or Craig McCaw ceases to own or control, directly or indirectly, a majority of the voting power of Digital Radio L.L.C. or Eagle River, Inc.

       All Original Options will have an exercise period of ten (10) years after the relevant vesting date subject to earlier termination of the exercise period in the event of termination of Executive's employment either (i) by Employer in circumstances constituting Cause or (ii) by Executive other than in circumstances constituting Good Reason or Constructive Termination; in either of which case, the Options shall be canceled if not exercised within 30 days following the Termination Date with respect to such termination.

       All Original Options (and all shares issued on exercise of such Options) will be subject to an effective Form S-8 (or other appropriate form) registration statement and will be qualified for the treatment afforded under Rule 16b-3.

       To the extent not otherwise provided above, or in the Employment Agreement of which this Annex A forms a part, the terms applicable to all the Original Options (and of any option agreement entered into in connection therewith) shall be the standard terms normally applicable to a grant of "non-qualified" stock options pursuant to the Nextel Communications, Inc. Incentive Equity Plan.